Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-148386, 333-148390 and 333-149689) of AgFeed Industries, Inc of our report dated March 1, 2008 relating to the financial statements, which appears in this Form 10-K/A.

/s/ Goldman Parks Kurland Mohidin LLP

Goldman Parks Kurland Mohidin LLP
Encino, California
April 16, 2008